Exhibit 99.1

Fibrocell Reports First Quarter 2017 Financial Results
and Recent Operational Highlights

- Company to Host Conference Call and Webcast Today at 8:30 a.m. EDT -

EXTON, PA - May 10, 2017 - Fibrocell Science, Inc. (NASDAQ: FCSC), a gene therapy company focused on transformational autologous cell-based therapies for skin and connective tissue diseases, today reported financial results for the first quarter ended March 31, 2017 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EDT.

“This is an exciting time at Fibrocell as our gene therapy candidates continue to make significant progress that moves us closer to our goal of transforming the lives of patients suffering with rare and debilitating genetic diseases of the skin and connective tissue,” said John Maslowski, Chief Executive Officer of Fibrocell. “We look forward to safety and efficacy data in the third quarter of 2017 from the first cohort of patients in the Phase 1/2 study of FCX-007, our product candidate for the treatment of recessive dystrophic epidermolysis bullosa.”

“In addition, we continue to make progress in the pre-clinical development of our gene therapy candidate for the treatment of linear scleroderma, FCX-013, and expect to submit an Investigational New Drug Application to the FDA in the fourth quarter of 2017,” added Mr. Maslowski.

Recent Operational Highlights

•	In January, FCX-007 was granted Fast Track Designation by the U.S. Food and Drug Administration (FDA) for the treatment of recessive dystrophic epidermolysis bullosa (RDEB).

•	In February, the first patient was dosed in the Phase 1 portion of the Phase 1/2 clinical trial of FCX-007 for the treatment of RDEB.

•
In May, the Data Safety Monitoring Board (DSMB) recommended continuation of the Phase 1/2 clinical trial of FCX-007 for the treatment of RDEB, following a planned review of safety data from the first patient treated in the Phase 1 portion of the trial.

Recent Corporate Highlights

•	In March, Fibrocell strengthened its balance sheet with the sale of $8.0 million of convertible preferred stock and accompanying warrants to certain existing investors.

•	In March, Fibrocell announced that it had regained compliance with NASDAQ minimum bid price requirements following the completion of a one-for-three split earlier in the month.

•	In April, Fibrocell enhanced its management team with the appointment of Pamela A. Swiggard as Vice President of Regulatory Affairs and Quality Assurance.

Financial Results for the Three Months Ended March 31, 2017

For the three months ended March 31, 2017, Fibrocell reported a diluted net loss of $0.60 per share, compared to a diluted net loss of $0.23 per share for the same period in 2016.

The 2017 period included less than $0.1 million of non-cash warrant revaluation expense, as compared to $5.3 million of non-cash warrant revaluation income for the same period in 2016.

Additionally, the 2017 period included non-cash deemed dividends on Series A preferred stock of $3.8 million reducing net loss attributable to common stockholders. No non-cash deemed dividends were recorded in the same period in 2016.

Research and development expenses decreased to $3.0 million for the three months ended March 31, 2017, as compared to $3.9 million for the same period in 2016. The decrease was due primarily to reduced compensation and related expenses and process development costs in the 2017 period as a result of our restructuring related initiatives implemented in June 2016 in connection with the wind-down of our azficel-T operations.

Selling, general and administrative expenses decreased to $1.5 million for the three months ended March 31, 2017, as compared to $2.7 million for the same period in 2016. The decrease was due primarily to reduced compensation and related expenses.

As of March 31, 2017, the Company had cash and cash equivalents of $20.6 million and working capital of $18.2 million. Fibrocell used $4.8 million in cash for operations during the three months ended March 31, 2017, as compared to $16.1 million used for the same period in 2016. This decrease is due primarily to the $10.0 million up-front technology access fee payment in January 2016 in connection with the 2015 Exclusive Channel Collaboration. No such payments were made in the 2017 period.

The Company believes that its cash and cash equivalents at March 31, 2017 will be sufficient to fund operations into the second quarter of 2018.

Conference Call and Webcast

To participate on the live call, please dial 888-539-3613 (domestic) or +1-719-457-2552 (international), and provide the conference code 9682774 five to ten minutes before the start of the call. The conference call will also be webcast live under the investor relations section of Fibrocell's website at http://www.fibrocell.com/investors/events and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue.  Fibrocell’s most advanced product candidate, FCX-007, is the subject of a Phase 1/2 clinical trial for the treatment of RDEB. Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of linear scleroderma.  Fibrocell’s gene therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology.  For more information, visit http://www.fibrocell.com or follow Fibrocell on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo, and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s expectations regarding the timing of the completion of adult patient enrollment, dosing and reporting of results for the Phase 1 portion of its Phase 1/2 clinical trial of FCX-007; the expected initiation of a toxicology/biodistribution study and submission of an IND for FCX-013 in 2017; the potential advantages of Fibrocell’s product candidates; the sufficiency of the Company’s cash and cash equivalents to fund operations into the second quarter of 2018 and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical studies and clinical trials; whether pre-clinical study and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; unanticipated or excess costs relating to the development of Fibrocell’s gene therapy product candidates; Fibrocell’s ability to obtain additional capital to continue to fund operations; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor & Media Relations Contact:
Karen Casey
484.713.6133
kcasey@fibrocell.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

Condensed Consolidated Statements of Operations Data:	For the Three Months Ended March 31,
	2017	2016
Revenue from product sales	$—	$12
Collaboration revenue	—	4
Total revenue	—	16
Cost of product sales	—	17
Cost of collaboration revenue	—	1
Total cost of revenue	—	18
Gross loss	—	(2)
Research and development expenses	1,464	2,602
Research and development expenses - related party	1,509	1,324
Selling, general and administrative expenses	1,481	2,740
Operating loss	(4,454)	(6,668)
Other income (expense):
Warrant revaluation income (expense)	(46)	5,257
Derivative revaluation expense	(312)	—
Interest expense	(183)	—
Other income (expense), net	(12)	4
Loss before income taxes	(5,007)	(1,407)
Income tax benefit	—	—
Net loss	(5,007)	(1,407)
Dividend paid in-kind to preferred stockholders	(20)	—
Deemed dividend on preferred stock	(3,734)	—
Net loss attributable to common stockholders	(8,761)	(1,407)

Per Share Information:
Net loss:
Basic	$(0.60)	$(0.10)
Diluted	$(0.60)	$(0.23)
Weighted average number of common shares outstanding:
Basic	14,694,613	14,632,988
Diluted	14,697,210	14,657,011

	March 31,	December 31,
Condensed Consolidated Balance Sheet Data:	2017	2016
Cash and cash equivalents	$20,560	$17,515
Working capital	18,164	15,041
Total assets	22,691	19,582
Warrant liability, current and long term	6,039	6,034
Total liabilities	12,222	11,721
Total stockholders' equity	10,469	7,861